Exhibit 99.1
Courtesy of PR Newswire Complimentary Monitoring
Citizens, Inc. Pre-Tax Income Increases 45%
PR Newswire — March 16, 2006
AUSTIN, Texas, March 16 /PRNewswire-FirstCall/ — Citizens, Inc. (NYSE:CIA) reported net income of $7.3 million or $0.13 per share for the year ended December 31, 2005, compared to $7.7 million or $0.17 per share in 2004. The 2004 and 2005 earnings per share were impacted by issuance and discount costs related to convertible preferred shares issued during the third quarter of 2004 and related dividends (4% per year), as well as 7% stock dividends paid on December 31, 2004 and 2005. The impact of Hurricanes Katrina and Rita lowered 2005 income by approximately $2 million before tax. Income before Federal income tax grew sharply in 2005, reaching $11.8 million, a 45.8% increase over 2004, when income before Federal income tax was $8.1 million. Increased writing of life insurance premiums and the October 2004 acquisition of Security Plan Life Insurance Company (Security Plan) contributed to the growth in pre-tax income for 2005. Federal income taxes increased 1,162% in 2005 due to the establishment of a valuation allowance on the net operating losses of a subsidiary pending sale, the overall increase in pre-tax income and a higher effective tax rate for 2005.
Premium income (excluding annuity and universal life considerations) grew 45.2% to $115.6 million in 2005 compared to $79.7 million in 2004. Security Plan, whose results were included only in the 4th quarter of 2004, added $37.7 million in premium income in 2005 and $9.6 million in 2004. During 2005, the Company’s production of new annualized life premium from international markets grew by 17.9% to $18.6 million from $15.8 million in 2004, a company record. Net investment income increased 38.6% during 2005 to $23.6 million due to expansion of the Company’s asset base, primarily as a result of the Security Plan acquisition. Total revenues increased 40.3% to $144.3 million compared to 2004 revenues of $102.8 million, while claims and surrenders increased 42.5% from $37.4 million for 2004 to $53.3 million for 2005 because of the inclusion of a full year of Security Plan’s operations.
For the three months ended December 31, 2005, net income was $3.1 million or $0.06 per share, compared to $5.0 million or $0.11 per share for the same period in 2004. Income before Federal income tax was $5.5 million, for the quarter ended December 31, 2005, compared to $3.9 million, for the fourth quarter of 2004, an increase of 39.3%. The valuation allowance described above caused the decline in after-tax earnings in 2005. The growth in pre-tax income was driven by an increase in total revenues, coupled with a decrease in amortization of cost of customer relationships. Uncertainty regarding the effects of Hurricanes Katrina and Rita on Security Plan’s book of business led to increased amortization of approximately $2.3 million of cost of customer relationships in the third quarter of 2005. Year-end 2005 results showed that Security Plan lost only a minimal amount of business, leading to a nominal amount of amortization in the fourth quarter. Total revenues for the three months ended December 31, 2005 increased 3.3% to $38.5 million from $37.3 million for the same period in 2004.

Assets increased to $661.9 million at December 31, 2005, compared to $661.2 million at December 31, 2004. Asset growth was mitigated by the repayment of a $30 million bank loan in April 2005. The borrowed money was used in the acquisition of Security Plan. Stockholders’ equity increased to $137.0 million at December 31, 2005, from $135.1 million at December 31, 2004. Decreases in the fair market value of the Company’s available for sale securities of approximately $4 million, after tax, as the result of higher interest rates at December 31, 2005, offset the net income earned in 2005.
The Sarbanes-Oxley Act of 2002 required public companies to assess their internal controls over financial reporting. Management assessed the Company’s internal control over financial reporting based on criteria that was established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based upon this assessment, management concluded that the Company maintained effective internal control over the financial reporting process as of December 31, 2005 and identified no material weaknesses in the oversight and review of the financial reporting process.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies.
Citizens is included in the Russell 2000(R) Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $5.23 on March 15, 2006.
Additional information is available about the Company on its web site:
www.citizensinc.com .
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2005 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

			(Unaudited)
	Year Ended		Three-Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues
Premium income	$115,645,347	79,647,977	31,077,606	29,349,070
Traditional annuity and universal life considerations	3,021,299	3,519,523	885,324	1,249,473
Net investment income	23,568,184	17,004,672	5,602,972	5,896,033
Realized gains (losses)	419,273	389,028	(258,044)	(346,280)
Decrease (increase) in fair value of options and warrants	488,893	256,088	675,292	(374,483)
Other income	1,172,327	2,008,390	552,471	1,527,263
Total revenues	144,315,323	102,825,678	38,535,621	37,301,076

Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	24,222,564	18,627,335	5,421,293	7,053,545
Policyholders’ dividends	4,788,773	4,141,674	1,393,862	1,269,966
Claims and surrenders	53,287,619	37,406,737	14,896,748	12,766,242
Total insurance benefits paid or provided	82,298,956	60,175,746	21,711,903	21,089,753

Commissions	32,985,384	21,273,661	9,225,907	8,115,095
Other underwriting, acquisition and insurance expenses	25,428,786	17,391,443	5,749,269	5,566,012
Capitalization of deferred policy acquisition costs	(24,388,003)	(17,240,670)	(7,211,810)	4,268,450)
Amortization of deferred policy acquisition costs	10,313,030	8,438,447	2,916,051	843,855
Amortization of cost of customer relationships acquired	5,881,249	4,136,375	671,066	2,048,485
Loss on coinsurance agreements-	—	562,916	—	(23,851)
Total benefits and expenses	132,519,402	94,737,918	33,062,386	33,370,899
Income before federal income tax	11,795,921	8,087,760	5,473,235	3,930,177
Federal income tax expense	4,493,429	356,021	2,379,429	1,051,886)
Net income	$7,302,492	7,731,739	3,093,806	4,982,063
Net income applicable to common stock	$5,325,807	6,803,226	2,595,338	4,487,725

Basic and diluted earnings per share of common stock	$0.13	0.17	0.06	0.11
Weighted average shares outstanding	41,104,737	41,016,742	41,136,739	41,033,397

BALANCE SHEETS

		(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2005	2004
Total assets	$661,888,811	660,414,879	648,699,840	680,725,559	661,211,562
Total invested assets	484,811,023	473,122,665	462,623,378	462,766,647	475,801,943
Stockholders’ equity	136,963,090	137,012,163	141,234,652	134,405,978	135,131,079
For further information contact:
Joel H. Mathis
Public Relations and Investor Relations
512-837-7100
Fax 512-836-9334
SOURCE Citizens, Inc.
03/16/2006
CONTACT: Joel H. Mathis, Public Relations and Investor Relations of Citizens, Inc.,
+1-512-837-7100, or fax, +1-512-836-9334/
Web site: http://www.citizensinc.com /
(CIA)

CO:	Citizens, Inc.
ST:	Texas
IN:	INS
SU:	ERN
Subject Codes: PT/lang.en, IN/INS, SU/ERN, RE/Texas, PC/priority.r, PC/category.f
Company Codes: NYSE:CIA